Exhibit 99.1
OSG
Overseas Shipholding Group, Inc.
                                                                                                                                       Press Release

For Immediate Release

LOIS ZABROCKY PROMOTED TO CHIEF COMMERCIAL OFFICER
 AT OVERSEAS SHIPHOLDING GROUP

New York – May 2, 2011 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today announced that Lois K. Zabrocky has been promoted to Chief Commercial Officer, International Flag strategic business unit, with overall responsibility for the commercial activities of the Company’s crude oil, refined petroleum products and LNG business segments.

Morten Arntzen, OSG’s President and CEO said, “We are extremely fortunate to have talented executives such as Lois on our senior management team to step up to new leadership opportunities. Lois has been a strong contributor to our success to date, and I have every confidence she will continue to demonstrate the qualities that make her the best choice to lead our newly combined crude, products and gas International Flag strategic business unit. The trajectory of Lois’ nearly 20-year career at OSG is a testament to her business acumen, people skills and boundless energy. She has built strong relationships with customers, business partners and employees and I am confident she will lead her highly talented team to achieve outstanding results.”

In 2005, Ms. Zabrocky was named Head of the International Product Carrier strategic business unit, which includes a fleet of LR1 and MR tankers that transport refined petroleum products and chemicals worldwide.  In 2008, she was named Senior Vice President and in 2010 added commercial responsibilities for the Company's interest in four LNG carriers. As Head of the Products business unit, Ms. Zabrocky orchestrated a strategic growth plan that expanded the fleet from 26 vessels to a committed fleet of 50 modern vessels.

Ms. Zabrocky began her maritime career sailing as third mate aboard a U.S. flag chemical tanker and joined OSG’s commercial team in 1992. She holds a bachelor of science degree from the United States Merchant Marine Academy and a third mate's license. She recently completed the Harvard Business School Strategic Negotiations and Finance for Senior Executives courses.

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About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact
For more information contact:  John Collins, Vice President Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.